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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kanbay International, Inc. Stock Incentive Plan and the Kanbay International 1998 Non-Qualified Option Plan of our report dated February 27, 2004, except as to Note 17, as to which the date is June 15, 2004, with respect to the consolidated financial statements and schedule of Kanbay International, Inc. included in its Registration Statement (Form S-1 No. 333-113495) of Kanbay International, Inc., filed with the Securities and Exchange Commission.

                      Ernst & Young LLP

Chicago, Illinois
August 3, 2004

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Consent of Independent Registered Public Accounting Firm